Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media:	Investors:

	Chris Ward	Richard Tennant
	iBasis, Inc.	iBasis, Inc.
	781-505-7557	781-505-7409
	cward@ibasis.net	ir@ibasis.net

iBasis Raises $31.5 Million in Equity

BURLINGTON, MASS. – September 24, 2004 – iBasis, Inc. (OTCBB: IBAS), a leading provider of international long distance service, VoIP, and prepaid calling cards, today announced the closing of a private placement resulting in gross proceeds to iBasis of approximately $31.5 million. In the private placement, iBasis sold 15.0 million shares of common stock to a group comprising new and existing accredited individual and institutional investors at $2.10 per share.

iBasis intends to use the net proceeds from the sale for working capital requirements and general corporate purposes.

The shares of common stock have not been registered under the Securities Act of 1933.  Accordingly, these shares may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act of 1933.  iBasis has agreed to use commercially reasonable efforts to file a registration statement covering the resale by the investors of the shares of common stock issued in the private placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy common stock.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About iBasis

Founded in 1996, iBasis (OTCBB: IBAS) is a leading wholesale carrier of international long distance telephone calls and a provider of retail prepaid calling services, including the Pingo™  web-based offering and disposable calling cards, which are sold through major distributors and available at retail stores throughout the U.S.  iBasis customers include many of the largest telecommunications carriers in the world, including AT&T, Cable & Wireless, China Mobile, China Unicom, MCI, Sprint, Telefonica, Telenor, and Telstra.  iBasis has carried more than nine billion minutes of international voice over IP (VoIP) traffic over its global Cisco Powered™ network, and is one of the ten largest carriers of international voice traffic in the world(1).  For

(1) Telegeography 2004 data compared with iBasis annualized Q1 2004 traffic volume.

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three consecutive years service providers have named the Company as the best international wholesale carrier in ATLANTIC-ACM’s annual International Wholesale Carrier Report Card(2).  iBasis was also ranked the #1 fastest-growing technology company in New England in the 2002 and 2003 Technology Fast 50 programs sponsored by Deloitte & Touche.  The Company can be reached at its worldwide headquarters in Burlington, Massachusetts, USA at 781-505-7500 or on the Internet at www.ibasis.com.

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Assured Quality Routing, ConnectPoint, and iBasis are registered marks, Pingo, DirectVoIP, The iBasis Network, Internet Central Office, Internet Branch Office, and IP CallCard are trademarks of iBasis, Inc. Cisco and Cisco Powered are registered trademarks of Cisco Systems, Inc. All other trademarks are the property of their respective owners.

Except for historical information, all of the expectations, projections and assumptions contained in the foregoing press release, including those relating to the company’s current expectations regarding revenue growth, sources of revenue, margin improvement, profitability, future capital expenditures, and cash flows constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. Important factors that could cause actual results to differ materially from such forward-looking statements include, but are not limited to, (i) the extent of adoption of the company’s services and the timing and amount of revenue and margin generated by these services; (ii) fluctuations in the market for and pricing of these services; and (iii) the other considerations described as “Risk Factors” in the Company’s most recent Forms 10-K and 10-Q, and the company’s other SEC filings.  We have no current intention to update any forward-looking statements.

(2) ATLANTIC-ACM International Wholesale Carrier Report Card – 2002, 2003, & 2004.